Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Worthington Industries, Inc.:

We consent to the use of our reports dated July 30, 2010, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2010 and 2009, and the related consolidated statements of earnings, equity, and cash flows for each of the years in the three-year period ended May 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2010, incorporated herein by reference.

/s/KPMG LLP

Columbus, OH

October 5, 2010